Exhibit 10.24

12/17/2012
●●●
Robert Rubinowitz
Health Revenue Assurance Associates, Inc.
8551 W. Sunrise Boulevard, Suite 304
Plantation, FL 33322

Mr. Joseph Brophy
85447 Sagaponack Drive
Fernandina Beach, Florida 32034
(609) 760-5747
jbroh654@comcast.net

Dear Joe,

HRAA would like to extend you the following offer for full time employment as a Senior Vice President of Operations. This offer is contingent upon satisfactory results of a background check and the execution of an employment agreement. It is our privilege to have you as part of our team. Your anticipated start date is January 14, 2013.

Responsibilities:

As Senior Vice President you will report to Robert Rubinowitz, HRAA's President and Chief Operating Officer and will be responsible for managing all P&L as it relates to operations. As Sr. Vice President of Operation you will be responsible for the day to operations of consulting, coding, quality, information technology as it relates to customer interactions and performance. HRAA has seven streams of revenue Revenue Integrity Consulting, Contract Coding, Outsourced Coding, Training, Product Sales, IT Consulting and Product Support. The Operations Department will be responsible for the oversight of these seven revenue streams to insure HRAA's own revenue integrity and profitability. This involves contract management, operation reviews of assignments and performance analysis of statement of works. As Sr. Vice President of Operations your primary objective is to drive HRAA's net margin above 25% of total revenue over the next 24 months.

Additional responsibilities are as follows:

•	Participate in HRAA's Strategic Planning
•	Oversee HRAA's Revenue Integrity Governance and Policy development as applicable
•	Run the Operation Department including budgeting and P&L.

Health Revenue Assurance Associates, Inc.
8551 West Sunrise Blvd Suite 304 Plantation, FL 33322
Phone: (954) 472-2340       Fax: (954) 370-0157
www.healthrevenue.com

•	Direct and coordinate all contracts with John Anderson, Vice President of Sales, Denise Williams, Sr. Vice President of Revenue Integrity and Joe Toeniskoetter, Director of IT Consulting.
•	Coordinate performance improvement plans with the Revenue Integrity Department, Coding Group, and IT Department.
•	Coordinate Stakeholder engagement in all approved contracts
•	Capacity Building
•	Coordinate the development and improvement of all internal systems as it applies to time management, contract performance, and operational measurements.

Compensation:
Joe your compensation will be comprised of 4 components: a base salary, a quarterly stock disbursement, performance based stock options and performance base cash bonuses.

Base Salary:
Joe, your base salary is $175,000 paid on an interval of two weeks resulting in 26 payments per year.

Quarterly Stock Disbursement:
Joe, as a supplement to your base salary you will receive quarterly disbursement of stock based on the following formula: (($18,750 X 1)/Market Value of HRAA Common Stock (at time of Disbursement) = No. of Shares). The first disbursement will be on or before January 31, 2013.

Performance Stock Options:
Each time HRAA margin performance is improved by a minimum of 1% over the previous quarter you will be granted 5,000 stock options these options will vest over a 4 year period. You are also eligible for additional stock options based on activity that your department performs that result in a measurable revenue growth. These options are awarded at the discretion of HRAA's President.

Performance based cash options:
Each time HRAA's revenues crosses a $2M threshold starting from zero while maintaining or improving profit margin you will receive  a cash bonus of $5,000.

Health Revenue Assurance Associates, Inc.
8551 West Sunrise Blvd Suite 304 Plantation, FL 33322
Phone: (954) 472-2340       Fax: (954) 370-0157
www.healthrevenue.com

Benefits:
Joe your benefits are as follows:

•	Home Office support — laptop, softphone plus headset, printer, cell phone, HRAA approved software.
•	Health Insurance
•	Vacation — Start with 3 weeks with an additional 1 week for every two years of employment until a max of 6 weeks is reached at 5 years.
•	All other benefits are outlined in the attached HRAA Handbook and are applicable to the laws governing the state of Florida.

Joe we are very excited to have you be a Member of the team HRAA.

Accepted by:	/s/ Joseph G. Brophy	Date: 12/21/12
Please Print Name	Joseph G. Brophy

Sincerely,

/s/ Robert Rubinowitz
Robert Rubinowitz
President
Health Revenue Assurance Associates, Inc.

Health Revenue Assurance Associates, Inc.
8551 West Sunrise Blvd Suite 304 Plantation, FL 33322
Phone: (954) 472-2340       Fax: (954) 370-0157
www.healthrevenue.com